Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-158781) of our report dated February 22, 2012, with respect to the consolidated financial statements and schedule of Continental Airlines, Inc., included in this Annual Report (Form 10-K) of Continental Airlines, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, IL

February 22, 2012